Investor Contact: David Myers                                      Media Contact:  Steve Littlejohn
314.810.3115                                                               314.996.0981
david.myers@express-scripts.com                                         slittlejohn@express-scripts.com

Express Scripts Completes Acquisition of Medical Services Company’s
Pharmacy Services Division
Transaction offers expanded PBM services to workers’ compensation clients

ST. LOUIS, July 22, 2008 – Express Scripts announced today the closing of its acquisition  of  the workers’ compensation pharmacy benefit management (PBM) business of privately held Medical Services Company (MSC) from Monitor Clipper Partners, a private equity investment firm. Express Scripts is one of the nation’s leading managers of pharmacy benefits for employers, governments, unions and managed care plans.

“We’re pleased that MSC Pharmacy Services is now part of Express Scripts. Their addition will enhance our leadership in using proven PBM cost-management tools to drive down costs and improve health outcomes. With this acquisition we continue our long-standing commitment to provide high level service and clinical expertise in the workers’ compensation arena,” said George Paz, Express Scripts chairman & chief executive officer.

MSC was founded in 1985, and its Pharmacy Services Division focuses on serving the pharmacy benefit needs of workers’ compensation organizations, including leading workers’ compensation insurers and third-party administrators (TPAs), as well as self-insured corporations and government insurance entities. MSC Pharmacy Services Division serves more than 500,000 workers' compensation beneficiaries. Under the terms of the agreement, Express Scripts acquired the business and related assets for $248 million, subject to certain purchase price adjustments. The transaction will be neutral to Express Scripts earnings in 2008 and slightly accretive in 2009.

“We are excited about joining with Express Scripts to leverage our combined talents in servicing the needs of clients and injured workers,” said Mitch Freeman, president of MSC Pharmacy Services.

Express Scripts, Inc. (Nasdaq: ESRX) is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers’ compensation, and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC. A copy of this form can be found at the investor relations section of Express Scripts web site at http://www.express-scripts.com

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.